Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

To the Board of Directors

Northern California Bancorp Inc.

Monterey, California

We hereby consent to the use in the 10-KSB for the Northern California Bancorp Inc. of our report dated March 21, 2008 relating to the financial statements of the Northern California Bancorp Inc. and Subsidiary as of December 31, 2007 and 2006 and for the three years then ended.

/s/ Hutchinson and Bloodgood, LLP
Watsonville, California
March 26, 2008